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                                                                      EXHIBIT 11
                         UNISON HEALTHCARE CORPORATION

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                              THREE MONTHS
                                                                                 ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                           1997          1996
                                                                          -------       ------
FOR PRIMARY EARNINGS PER SHARE
Shares outstanding at beginning of period(1)(2).........................    6,078        4,214
Shares issued to former Signature shareholders..........................       40           --
Conversion of debentures................................................       96            6
Exercise of stock purchase warrants.....................................       --           44
Dilutive effect of outstanding stock options............................       --           30
Dilutive effect of stock purchase warrants..............................       --          151
Assumed conversion of noninterest-bearing convertible debentures........       --          131
                                                                          -------       ------
Weighted average number of shares and share equivalents outstanding.....    6,214        4,576
                                                                          =======       ======
Net income (loss).......................................................  $(4,082)      $  543
                                                                          =======       ======
Primary earnings per share..............................................  $ (0.66)      $ 0.12
                                                                          =======       ======
FOR FULLY DILUTED EARNINGS PER SHARE
Weighted average number of shares used in primary calculation...........    6,214        4,576
Additional dilutive effect of stock options and warrants................       --           20
                                                                          -------       ------
Weighted average number of shares fully diluted.........................    6,214        4,596
                                                                          =======       ======
Net income..............................................................  $(4,082)      $  543
                                                                          =======       ======
Fully diluted earnings per share........................................  $ (0.66)      $ 0.12
                                                                          =======       ======

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(1) Shares used in these tables are weighted based on the number of days the shares were outstanding or assumed to be outstanding during each period.

(2) On October 31, 1996, Unison acquired American Professional Holding, Inc. and Memphis Clinical Laboratory, Inc. in a business combination accounted for as a pooling of interests. Unison issued 540,000 common shares in connection with these acquisitions. Earnings per share information for the three months ended March 31, 1996 has been restated to reflect these acquisitions.

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